LOAN AGREEMENT (Amendment 4) made effective January 22, 2016 (the “Effective Date”) between Mercuriali Ltd., a limited company incorporated pursuant to the laws of England and Wales (hereinafter referred to as “Mercuriali”) and Samuel Asculai of the City of Toronto (hereinafter “Asculai”) and Enhance Skin Products Inc., a corporation incorporated pursuant to the laws of the State of Nevada (hereinafter referred to as “Enhance”)

WHEREAS Mercuriali, Asculai and Enhance are parties to a Loan Agreement dated March 4, 2013 (hereinafter the “Loan Agreement”), a Loan Agreement (Amendment 1) made effective September 20, 2013 (hereinafter “Amendment Agreement 1), a Loan Agreement (Amendment 2) made effective March 3, 2014 (hereinafter “Amendment Agreement 2) and a Loan Agreement (Amendment 3) made effective September 29, 2015 (hereinafter “Amendment Agreement 3);

AND WHEREAS Enhance and Vis Vires Group Inc. are parties to a Convertible Promissory Note dated June 19, 2015 (“The Vis Vires Promissory Note”) and a Securities Purchase Agreement dated June 19, 2015 (“The Vis Vires Securities Purchase Agreement”);

AND WHEREAS the parties wish to amend the Loan Agreement, Amendment Agreement 1,Amendment Agreement 2 and Amendment Agreement 3;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Loan Amounts.

(a)	As of October 31, 2015 (“Amended Reporting Date”), Asculai has loaned Enhance $96,489 under the Loan Agreement (hereinafter the “Asculai Loan Amount”). The Asculai Loan Amount will be increased by any amount loaned by Asculai to Enhance since the Amended Reporting Date or during the term of this Agreement.

(b)	As of the Amended Reporting Date, Enhance owes Mercuriali $214,832 under the Loan Agreement (hereinafter “the “Mercuriali Loan Amount”) and $14,940 under the Additional Mercuriali Loan Amount. The Mercuriali Loan Amount will be increased in the event that Mercuriali loans additional monies to Enhance since the Amended Reporting Date or during the term of this Agreement.

(c)	Asculai and Mercuriali have agreed jointly or individually to increase the additional loan under Amendment 3 from $45,000 to $90,000 (“The Additional Asculai Loan Amount” and/or “The Additional Mercuriali Loan Amount”) in the event no additional third party monies are received.

2. Amendment to Conversion Loan Amounts.

Section 3 of the Loan Agreement, as amended by Amendment Agreements 1, 2 and/or 3, is amended by deleting it and replacing it with the following:

3. Conversion of Loan Amounts.

(a) Upon Enhance restructuring at least seventy five percent (75%) of its outstanding debt substantially in accordance with the restructuring plan approved by the Board of Directors of Enhance on February 13, 2013, Asculai shall convert fifty percent (50%) of the Asculai Loan Amount into common shares of Enhance at a conversion price of $0.00376 per share (the “Conversion Price”). Upon Enhance receiving aggregate Transaction Monies (as defined below in Section 3(h)) of at least two hundred and fifty thousand United States dollars (US$250,000) the remainder of the Asculai Loan Amount (the “Remaining Asculai Loan Amount”) shall become unsecured and shall be repaid as set out in Section 4 below.

(b) Upon Enhance restructuring at least seventy five percent (75%) of its outstanding debt substantially in accordance with the restructuring plan approved by the Board of Directors of Enhance on February 13, 2013 and upon Enhance receiving aggregate Transaction Monies (as defined below in Section 3(h)) of at least two hundred and fifty thousand United States dollars (US$250,000), Mercuriali shall convert the Mercuriali Loan Amount into common shares of Enhance at the Conversion Price.

(c) Upon Enhance receiving aggregate Transaction Monies (as defined below in Section 3(h) of at least two hundred and fifty thousand United States dollars (US$250,000) (“Transaction Monies Threshold”), Mercuriali shall convert the Additional Mercuriali Loan Amount into common shares of Enhance at the lower of $0.0047753 or the Average Vis Vires Conversion Price (as defined below in Section 3(e)) (the “Additional Loan Conversion Price”).

(d) Upon Enhance receiving aggregate Transaction Monies (as defined below in Section 3(g)) of at least two hundred and fifty thousand United States dollars (US$250,000), Asculai shall convert the Additional Asculai Loan Amount into common shares of Enhance at the Additional Loan Conversion Price.

(e) The Vis Vires Conversion Price means the weighted average Conversion Price (as defined by The Vis Vires Promissory Note) at which the Vis Vires Promissory Note, or portions thereof, convert prior to the date of conversion of the Additional Mercuriali Loan Amount and the Additional Asculai Loan Amount under this Section 3. In the event that all or part of the Vis Vires Promissory Note is repaid at a premium or discount to its face value, the Conversion Price applicable to that portion shall be such amount taking into account the premium or discount paid, applied to the average price of the 3 lowest days in the 10 trading days preceding the date of repayment on a similar basis to the Vis Vires Promissory Note, as if conversion had taken place. For greater certainty, no conversion of any portion of the Vis Vires Promissory Note after the date of conversion of the Additional Mercuriali Loan Amount and the Additional Asculai Loan Amount under this Section 3 shall be used in calculating the Vis Vires Conversion Price.

(f) In the event of an Tender Offer for or an agreement for Enhance’s sale, merger, or other business combination (“Transaction”) Mercuriali shall have the full right, but not the obligation, to convert the Mercuriali Loan Amount and The Additional Mercuriali Loan Amount into common shares of Enhance at the Conversion Price or Additional Loan Conversion Price, as applicable, and to participate in such Transaction on an equal basis to existing shareholders of Enhance.

(g) In the event of an Tender Offer for or an agreement for Enhance’s sale, merger, or other business combination (“Transaction”) Asculai shall have the full right, but not the obligation, to convert The Additional Asculai Loan Amount into common shares of Enhance at the Additional Loan Conversion Price and to participate in such Transaction on an equal basis to existing shareholders of Enhance.

(h) Transaction Monies shall mean any monies, and the total amount of any other readily realizable cash equivalents or other assets received by Enhance or any of its affiliates from third parties, in respect of any debt financing, equity financing, sale of assets or royalty interest, licensing fees or any other similar funding method including in consequence of any merger or sale of all or part of the Corporation’s business.

3. Conflicts.

Except as set out in this Amendment Agreement, the Loan Agreement, Amendment Agreement 1, Amendment Agreement 2 and Amendment Agreement 3 are unaffected and shall continue in full force and effect in accordance with their terms. If there is any conflict between any provision of this Amendment Agreement and the Loan Agreement, and/or Amendment Agreements 1, 2 and/or 3, the terms of this Amendment Agreement shall prevail.

4. Governing Law.

This Amendment Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the State of Nevada and the courts of the State of Nevada shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered effective as of the date first written above.

MERCURIALI LTD.	ENHANCE SKIN PRODUCTS INC.	SAMUEL ASCULAI

Donald Nicholson	Drasko Puseljic
Chief Executive	General Counsel